As filed with the Securities and Exchange Commission on April 25, 2006	Registration No. 333-52032

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
To
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
The Greenbrier Companies, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0816972
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 One Centerpointe Drive
Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)
Stock Incentive Plan – 2000

(Full title of the plan)
William A. Furman
President and Chief Executive Officer
200 One Centerpointe Drive
Lake Oswego, Oregon 97035
(503) 684-7000

(Name, address and telephone number of agent for service)
Copies to:
Sherrill A. Corbett
Tonkon Torp LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, Oregon 97204

Explanatory Note
     This Post-Effective Amendment to the Registration Statement on Form S-8 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the reincorporation of The Greenbrier Companies, Inc., a Delaware corporation (“Greenbrier Delaware”), as an Oregon corporation. The reincorporation was effected on February 28, 2006 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated January 10, 2006 (the “Merger Agreement”), by and between Greenbrier Delaware and its wholly-owned subsidiary, Greenbrier Oregon, Inc., an Oregon corporation (“Greenbrier Oregon” or the “Registrant”). The Merger Agreement provides for, among other things, the merger of Greenbrier Delaware with and into Greenbrier Oregon (the “Merger”). The Merger Agreement was approved by the stockholders of Greenbrier Delaware on January 10, 2006, at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Effective Time, pursuant to the Merger, Greenbrier Oregon changed its name to The Greenbrier Companies, Inc.
     As a result of the Merger, (i) each share of Common Stock, $0.001 par value, of Greenbrier Delaware that was issued and outstanding immediately prior to the Effective Time was converted into one share of fully paid, non-assessable, issued and outstanding Common Stock, no par value, of the Registrant, (ii) the Registrant assumed all of Greenbrier Delaware’s stock incentive and purchase option plans, including but not limited to the Stock Incentive Plan — 2000, (iii) the outstanding and unexercised portions of all options and rights to buy Common Stock of Greenbrier Delaware became options or rights for the same number of shares of the Registrant’s Common Stock with no other changes in the terms and conditions of such options or rights, including exercise prices, and (iv) the Registrant assumed the outstanding and unexercised portions of such options and rights and the obligations of Greenbrier Delaware with respect thereto. Accordingly, all of the Greenbrier Delaware shares of Common Stock previously registered under the Stock Incentive Plan — 2000 are now shares of Common Stock of the Registrant.
     Except as modified by this Post-Effective Amendment, the Registrant, as successor issuer to Greenbrier Delaware, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Exchange Act pursuant to Rule 414(d) promulgated under the Securities Act.
     The applicable registration fees were paid at the time of the original filing of the registration statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Greenbrier Delaware with the Securities and Exchange Commission are incorporated by reference into this registration statement:
          (a) Greenbrier Delaware’s annual report on Form 10-K for the fiscal year ended August 31, 2005.
          (b) Greenbrier Delaware’s quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2005.

          (c) Greenbrier Oregon’s quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2006.
          (d) Greenbrier Delaware’s current reports on Form 8-K filed on November 2, 2005, November 10, 2005, November 16, 2005, December 1, 2005, January 4, 2006, January 12, 2006, and January 26, 2006.
          (e) Greenbrier Oregon’s current reports on Form 8-K filed on March 2, 2006, April 5, 2006, and April 13, 2006.
          (f) The description of Greenbrier Delaware’s Common Stock, $0.001 par value (the “Common Stock”) set forth in Greenbrier Delaware’s registration statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852), including any amendments or reports filed for the purpose of updating such information.
     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.
Item 6. Indemnification of Directors and Officers.
     The Oregon Business Corporation Act (the “Act”) authorizes the indemnification of a director or officer made party to a proceeding because the director or officer is or was a director or officer against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the director or officer was in good faith, (b) the director or officer reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (c) in the case of a criminal proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful, (d) in the case of any proceeding by or in the right of the corporation, if the director or officer was not adjudged liable, and (e) in connection with any other proceeding charging improper personal benefit to the director or officer, if the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Registrant’s Articles of Incorporation permit, and the Registrant’s Bylaws require, the Registrant to indemnify directors and officers to the fullest extent permissible by law.
     The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any unlawful distribution as defined under the Act, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Articles of Incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the Registrant or its shareholders for monetary damages.
     The Registrant has entered into indemnification agreements with each director and certain officers that indemnify them to the full extent authorized or permitted by the Act.
     The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.
Item 8. Exhibits.
          The exhibits listed in the Index to Exhibits, which appears on page 8 hereof, are filed as part of this registration statement.
Item 9. Undertakings.
A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[This space is intentionally left blank.]

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Oswego, Oregon, on April 25, 2006.

THE GREENBRIER COMPANIES, INC.

By	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph K. Wilsted his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officers:	Date:

/s/ William A. Furman	April 25, 2006

William A. Furman President, Chief Executive Officer and Director

/s/ Joseph K. Wilsted	April 25, 2006

Joseph K. Wilsted Senior Vice President and Chief Financial Officer

Directors:

/s/ Victor G. Atiyeh	April 25, 2006

Victor G. Atiyeh

/s/ Duane C. McDougall	April 25, 2006

Duane C. McDougall

Directors:

/s/ A. Daniel O’Neal, Jr.	April 25, 2006

A. Daniel O’Neal, Jr.

/s/ Charles J. Swindells	April 25, 2006

Charles J. Swindells

/s/ C. Bruce Ward	April 25, 2006

C. Bruce Ward

/s/ Donald A. Washburn	April 25, 2006

Donald A. Washburn

/s/ Benjamin R. Whiteley	April 25, 2006

Benjamin R. Whiteley

INDEX TO EXHIBITS

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger dated January 10, 2006, by and between the Registrant and The Greenbrier Companies, Inc. (incorporated herein by reference to Appendix B to The Greenbrier Companies, Inc.’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed November 21, 2005).

4.1	Registrant’s Articles of Incorporation (incorporated herein by reference to Appendix C to The Greenbrier Companies, Inc.’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed November 21, 2005).

4.2	Registrant’s Bylaws (incorporated herein by reference to Exhibit 3.3 of The Greenbrier Companies, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2006, filed April 5, 2006).

4.3	Rights Agreement, dated as of July 13, 2004, between The Greenbrier Companies, Inc. and EquiServe Trust Company, N.A., as Rights Agent, (incorporated herein by reference to Exhibit 4.1 of The Greenbrier Companies, Inc.’s Registration Statement on Form 8-A, filed September 16, 2004), as amended by Amendment No. 1 (incorporated herein by reference to Exhibit 4.2 of The Greenbrier Companies, Inc.’s current report on Form 8-K, filed November 15, 2004) and Amendment No. 2 (incorporated herein by reference to Exhibit 4.3 of The Greenbrier Companies, Inc.’s current report on Form 8-K, filed February 9, 2005).

5.1	Opinion of Tonkon Torp LLP.

23.1	Consent of Tonkon Torp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (provided on pages 6 and 7).
Other exhibits listed in Item 601 of Regulation S-K are not applicable.